CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 23, 2016, relating to the financial statements and financial highlights of Meehan Focus Fund, a series of Meehan Mutual Funds, Inc. (the predecessor fund to the Meehan Focus Fund, a series of Ultimus Managers Trust) for the year ended October 31, 2016, and to the references to our firm under the headings “Experts” and “Financial Highlights” in this Registration Statement.

/s/Cohen & Company
Cohen & Company, Ltd.
Cleveland, Ohio
October 5, 2017